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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                   SCHEDULE TO
                                (Amendment No. 3)

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       -----------------------------------

                               BRIO SOFTWARE, INC.
                       (Name of Subject Company (Issuer))

                       -----------------------------------

                               BRIO SOFTWARE, INC.
                        (Name of Filing Person (Offeror))

                       -----------------------------------

Options Under Brio Software, Inc. 1998 Stock Option Plan and 2000 Non-Executive
     Stock Option Plan to Purchase Common Stock, Par Value $0.001 Per Share,
             Having an Option Grant Date on or after August 3, 2000
                     Held by Certain Employee Option Holders
                         (Title of Class of Securities)

                       -----------------------------------

                                   109704 10 6
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

                       -----------------------------------

                                Craig D. Brennan
                      President and Chief Executive Officer
                               Brio Software, Inc.
                           4980 Great America Parkway
                          Santa Clara, California 95054
                                 (408) 496-7400
            (Name, address and telephone number of person authorized
       to receive notices and communications on behalf of filing person)

                                    Copy to:
                                  Mark B. Weeks
                                Venture Law Group
                               2775 Sand Hill Road
                          Menlo Park, California 94025
                                 (650) 854-4488

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                            CALCULATION OF FILING FEE

      Transaction valuation*                         Amount of filing fee**
      ----------------------                         ----------------------
         $ 6,530,196.86                                   $1,306.04

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 6,989,943 shares of common stock of Brio Software, Inc. having an aggregate value of $6,530,196.86 as of November 2, 2001 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

**   $1,306.04 previously paid.

|_| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:         Not applicable
     Form or Registration No.:       Not applicable
     Filing party:                   Not applicable
     Date filed:                     Not applicable

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     |_|  third party tender offer subject to Rule 14d-1.

     |X|  issuer tender offer subject to Rule 13e-4.

     |_|  going-private transaction subject to Rule 13e-3.

     |_|  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. |X|

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This Amendment No. 3 amends the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on November 5, 2001 to report the results of the tender offer.

The information in the Offer to Exchange, dated November 5, 2001 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference in response to all required Items except as set forth below.

Item 4.  Terms of the Transaction.

Item 4 is hereby amended to add the following:

     The offer expired on December 5, 2001. The Company has accepted for exchange options to purchase an aggregate of 6,874,092 shares of Common Stock. Subject to the terms and conditions of the offer, the Company has granted new options to purchase an aggregate of 6,874,092 shares of Common Stock in exchange for the tendered options accepted by the Company.

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Item 12. Exhibits.

         (a)(1)*  Offer to Exchange, dated November 5, 2001.

            (2)*  E-Mail to Eligible Option Holders, dated November 5, 2001.

            (3)*  Form of Election Form.

            (4)*  Form of Notice to Change Election From Accept to Reject.

            (5) Brio Software, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2000, as amended, filed with the Securities and Exchange Commission on June 29, 2001 and incorporated herein by reference.

            (6) Brio Software, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

            (7)* E-Mail to Employees holding Eligible Options who are Australian Tax Residents, dated November 5, 2001.

            (8)*  E-Mail to Eligible Option Holders, dated November 15, 2001.

         (b)      Not applicable.

         (d)(1) Brio Software, Inc. 1998 Stock Option Plan, Exhibit 10.1 to the Brio Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 4, 2001 and incorporated herein by reference.

            (2)   Brio Software, Inc. 2000 Non-Executive Stock Option Plan,
                  Exhibit 4.3 to the Brio Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 1, 2000 and incorporated herein by reference.

            (3)* Form of Option Agreement Pursuant to the Brio Software, Inc. 1998 Stock Option Plan.

                                      -2-

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            (4)*  Form of Option Agreement Pursuant to the Brio Software, Inc.
                  2000 Non-Executive Stock Option Plan.

            (5)* Form of New Option Agreement Pursuant to the Brio Software, Inc. 1998 Stock Option Plan.

            (6)* Form of New Option Agreement Pursuant to the Brio Software, Inc. 2000 Non-Executive Stock Option Plan.

         (g)      Not applicable.

         (h)      Not applicable.

         ------------
         * Previously filed.

Item 13. Information Required by Schedule 13E-3.

         (a)      Not applicable.

                                       -3-

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                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 3 to Schedule TO is true, complete and correct.

                                         Brio Software, Inc.


                                         /s/ Craig D. Brennan
                                         ---------------------------------------
                                         Craig D. Brennan
                                         President and Chief Executive Officer

Date: December 19, 2001

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                                Index to Exhibits


Exhibit
Number                         Description
-------                        -----------
(a)(1)*  -       Offer to Exchange, dated November 5, 2001.

(a)(2)*  -       E-Mail to Eligible Option Holders dated November 5, 2001.

(a)(3)*  -       Form of Election Form.

(a)(4)*  -       Form of Notice to Change Election From Accept to Reject.

(a)(5)   -       Brio Software, Inc. Annual Report on Form 10-K for its fiscal year ended March 31, 2001, filed with the Securities and Exchange Commission on June 29, 2001, as amended, and incorporated herein by reference.

(a)(6)   -       Brio Software, Inc. Quarterly Report on Form 10-Q for its
                 fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001 and incorporated herein by reference.

(a)(7)*  -       E-Mail to Employees holding Eligible Options who are Australian
                 Tax Residents, dated November 5, 2001.

(a)(8)*  -       E-Mail to Eligible Option Holders, dated November 15, 2001.

(d)(1)   -       Brio Software, Inc. 1998 Stock Option Plan, Exhibit 10.1 to the
                 Brio Software, Inc. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 4,
                 2001 and incorporated herein by reference.

(d)(2)   -       Brio Software, Inc. 2000 Non-Executive Stock Option Plan,
                 Exhibit 4.3 to the Brio Software, Inc. Registration
                 Statement on Form S-8 filed with the Securities and Exchange
                 Commission on September 1, 2000 and incorporated herein by reference.

(d)(3)*  -       Form of Option Agreement Pursuant to the Brio Software, Inc.
                 1998 Stock Option Plan.

(d)(4)*  -       Form of Option Agreement Pursuant to the Brio Software, Inc.
                 2000 Non-Executive Stock Option Plan.

(d)(5)*  -       Form of New Option Agreement Pursuant to the Brio Software,
                 Inc. 1998 Stock Option Plan.

(d)(6)*  -       Form of New Option Agreement Pursuant to the Brio Software,
                 Inc. 2000 Non-Executive Stock Option Plan.

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* Previously filed.